EXHIBIT 23.2


Bateman & Co., Inc. P.C.



                   CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the inclusion in this Annual Report on Form 10-KSB for the year ended December 31, 1998, which report will upon its filing be incorporated by reference into Greka Energy's Registration Statement on Form S-3 (registration No. 333-60621), of Greka Energy Corporation, formerly known as Horizontal Ventures, Inc. of our report dated April 14, 1998, on our audits of the consolidated financial statements of Greka Energy Corporation, formerly known as Petro Union, Inc. dba Horizontal Ventures, Inc. as of December 31, 1997 and for each of the two years in the period ended December 31, 1997.


/s/ BATEMAN & CO., P.C.



Houston, Texas
April 15, 1999